SCHEDULE 14A
                               (RULE 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(a)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [x]
Filed by a Party other than the Registrant [  ]

                                           [  ]  Confidential, for Use of the
                                           Commission Only (as permitted
Check the appropriate box:                 by Rule 14a-6(e)(2))
[x]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12

                           ARCO CHEMICAL COMPANY
---------------------------------------------------------------------------
              (Name of Registrant as Specified in its Charter)
---------------------------------------------------------------------------
   (Name of Persons Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):
[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)   Title of each class of securities to which transaction applies:


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     2)   Aggregate number of securities to which transaction applies:


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     3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


          -----------------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:


          -----------------------------------------------------------------
     5)   Total fee paid:


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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     1)   Amount Previously Paid:


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     2)   Form, Schedule or Registration Statement No.:


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     3)   Filing Party:


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     4)   Date Filed:


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
                           ARCO Chemical Company
                           3801 West Chester Pike
                  Newtown Square, Pennsylvania 19073-2387

To the Stockholders of ARCO Chemical Company:

          The Board of Directors of ARCO Chemical Company (the "Company") is making this consent solicitation to obtain the approval of stockholders for a proposed amendment to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") (i) to authorize the creation of a class of 5,000,000 shares of Class A Preferred Stock issuable only in respect of the exercise of rights under a stockholder rights plan duly adopted by the Board of Directors; (ii) to authorize the creation of a class of 250,000,000 shares of non-voting, non-convertible Class B Preferred Stock issuable in one or more series upon terms to be determined by the Board of Directors; (iii) to authorize the creation of a class of 5,000,000 shares of non-voting common stock issuable only to one or more grantor trusts established by the Company for the purpose of funding employee benefit plan obligations or otherwise providing benefits or compensation to employees of the Company; and (iv) to provide that stockholders of the Company are not entitled to preemptive rights.

          This consent solicitation is being furnished pursuant to the terms of a transaction (the "Transaction") entered into on June 2, 1998 between the Company and Atlantic Richfield Company ("ARCO"). In connection with the Transaction, ARCO has informed the Company that it intends to offer to the public (the "Offering") 23,678,215 shares of Common Stock (the "Common Stock"), par value $1.00 per share, of the Company plus up to 2,376,822 additional shares if a 30-day over-allotment option granted to certain underwriters of the Offering is exercised. The Company has agreed that, upon completion of the Offering, if at least 20,000,000 shares are sold in the Offering (other than shares sold pursuant to the over-allotment option), it will repurchase from ARCO (the "Stock Repurchase"), at the price per share paid by the public in the Offering, a number of shares of Common Stock such that, upon completion of the Offering and the Stock Repurchase, ARCO will own exactly 50 percent of the then-outstanding shares of Common Stock (whether or not the over-allotment option is exercised in whole or in part). In no event, however, will the Company be obligated to repurchase from ARCO shares of Common Stock having an aggregate repurchase price exceeding $850 million.

          The Board of Directors believes the amendment to the Certificate of Incorporation as proposed in this Consent Solicitation is in the best interests of the stockholders of the Company and asks that you consent to the proposed amendment.

          Approval of the proposed amendment requires the consent of stockholders of record at the close of business on June 19, 1998 holding at least a majority of the then-outstanding Common Stock. As of June 9, 1998, there were [97,276,339] shares of Common Stock outstanding. ARCO, which holds 80,000,001 shares, constituting approximately 82.2 percent of the outstanding Common Stock, has consented to the proposed amendment, effective as of _______, 1998. Although ARCO has sufficient voting power unilaterally to approve the proposed amendment, the Board of Directors believes that your consent to the proposed amendment is important.

          This consent solicitation will terminate on ________, 1998. All consents must be submitted on or prior to that date. The Company expects to file a Certificate of Amendment to the Certificate of Incorporation adopting the proposed amendment with the Secretary of State of Delaware immediately prior to the closing of the Transaction.

          The Consent Solicitation Statement on the following pages describes the proposed amendment to the Company's Certificate of
Incorporation being presented to the stockholders in this consent solicitation. You may obtain additional information about the Company from documents that the Company has filed with the Securities and Exchange Commission. You are urged to read the Consent Solicitation Statement carefully and then to complete, sign and date the enclosed consent card and return it in the enclosed self-addressed, postage-paid envelope.



ROBERT J. MILLSTONE, ESQ.                      Newtown Square, Pennsylvania
Vice President, General                        June ___, 1998
Counsel and Secretary

                           ARCO Chemical Company
                           3801 West Chester Pike
                  Newtown Square, Pennsylvania 19073-2387

                       CONSENT SOLICITATION STATEMENT

                               June __, 1998

                                INTRODUCTION

          This Consent Solicitation Statement and the accompanying consent card (this "Consent Solicitation") are furnished in connection with the solicitation of stockholder consents by the Board of Directors of ARCO Chemical Company (the "Company"), in lieu of a meeting of stockholders, for a proposed amendment to the Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Company described herein. See "THE PROPOSAL--APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION". This Consent Solicitation is being made pursuant to the terms of a transaction described below. See "THE TRANSACTION."

          Under Section 228 of the Delaware General Corporation Law (the "DGCL"), any action permitted to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice must be given to those stockholders who have not consented in writing. This Consent Solicitation will serve as the notice to stockholders required by Section 228 of the DGCL of the approval of the amendment to the Certificate of Incorporation by written consent of stockholders. Stockholders will not have rights of appraisal with respect to the amendment.

          Holders of record of the Company's Common Stock (the "Common Stock"), par value $1.00 per share at the close of business on June 19, 1998 (the "Record Date"), are entitled to consent, withhold consent, or abstain with respect to, the proposed amendment to the Certificate of Incorporation by executing and submitting the accompanying consent card. On the close of business on June 19, 1998, the Company had outstanding [ ] shares of Common Stock. 80,000,001, or approximately 82.2 percent, of the outstanding shares of Common Stock are held by Atlantic Richfield Company ("ARCO"), which has consented to the proposed amendment, effective as of __, 1998. Each share of Common Stock is entitled to one vote in respect of this Consent Solicitation. Consents evidencing a majority of the outstanding shares of the Common Stock on the Record Date are required to approve the proposed amendment to the Certificate of Incorporation. Although ARCO has sufficient voting power unilaterally to approve the proposed amendment to the Certificate of Incorporation, the Board of Directors believes that your consent to the proposed amendment is important.

          This Consent Solicitation will terminate on _____, 1998. All consent cards must be submitted on or prior to that date. Any action other than the delivery of a properly executed consent card prior to ______, 1998, including abstentions and broker nonvotes, will have the same effect as if consent to the proposed amendment was explicitly withheld.

          The Company expects to file with the Secretary of State of Delaware, immediately prior to the closing of the transaction described below, a Certificate of Amendment to the Certificate of Incorporation substantially in the form attached as Exhibit A hereto (the "Proposed Certificate of Amendment") adopting the proposed amendment described herein. The amendment to the Certificate of Incorporation set forth in the Certificate of Amendment will be effective immediately upon filing. A consent card executed by a stockholder may be revoked at any time provided that a written, dated revocation is executed and delivered to the Company. A revocation may be in any written form validly signed by the stockholder as long as it clearly states that the consent card previously submitted is no longer effective. The revocation should be addressed to Robert J. Millstone, Esq., Vice President, General Counsel and Secretary, ARCO Chemical Company, 3801 West Chester Pike, Newtown Square, Pennsylvania 19073-2387.

          These  consent   solicitation   materials  are  being  mailed  to
stockholders on or about June __, 1998.

                              THE TRANSACTION

          On January 29, 1998, the Board of Directors established a special committee (the "Special Committee") consisting of two independent directors, Frank Savage and Walter F. Beran. The Special Committee was formed to evaluate any transaction proposed by ARCO pursuant to which ARCO would reduce its interest in the Company to 50 percent or less of the outstanding shares of the Common Stock, to negotiate with ARCO regarding the terms thereof and to determine whether or not to enter into a transaction with ARCO and the terms thereof. At a meeting held on June 2, 1998, the Special Committee approved the transaction with ARCO (the "Transaction") described below. The members of the Special Committee received compensation in the amount of $15,000 in addition to their normal director's fees, which include $1,000 per board or committee meeting attended.

The Stock Repurchase

          On June 2, 1998, the Company and ARCO entered into a Stock Repurchase Agreement (the "Stock Repurchase Agreement") pursuant to which the Company agreed to repurchase (the "Stock Repurchase") from ARCO a number of shares such that, upon completion of the Stock Repurchase, ARCO will own exactly 50 percent of the Common Stock. The Company's obligation to complete the repurchase is conditioned on ARCO completing a public offering (the "Offering") of at least 20,000,000 shares of Common Stock held by it (other than shares sold pursuant to the over-allotment option described below). The repurchase price per share (the "Repurchase Price") payable by the Company in the Stock Repurchase will equal the price paid by the public in connection with the Offering. In no event, however, will the Company be obligated to repurchase from ARCO shares of Common Stock having an aggregate Repurchase Price exceeding $850 million.

          ARCO has informed the Company that it currently intends to offer to the public in the Offering 23,678,215 shares of Common Stock plus up to 2,367,822 additional shares if a 30-day over-allotment option (the "Over-allotment Option") granted to certain underwriters of the Offering (the "Underwriters") is exercised in full. If all 23,678,215 shares of Common Stock are sold pursuant to the Offering and if the Over-allotment Option is exercised in full, the Company will repurchase _____ shares pursuant to the Stock Repurchase (so long as the aggregate Repurchase Price does not exceed $850 million). If the Over-allotment Option is not exercised, the Company will repurchase _____ shares pursuant to the Stock Repurchase (assuming the Repurchase Price is equal to $_____, the last reported sale price of the Common Stock on the New York Stock Exchange on _____, 1998)).

          On June 3, 1998, the Company filed with the Securities and Exchange Commission a registration statement for the registration of the 23,678,215 shares of Common Stock (plus the 2,637, 822 shares subject to the Over-allotment Option) ARCO intends to sell in the Offering. ARCO and the Company currently expect the Offering and the Stock Repurchase to close in the third quarter of 1998.

          ARCO has agreed to pay all of the Company's reasonable out-of-pocket fees and expenses of the Offering. ARCO has also agreed to make a payment of $15 million to the Company, of which $7.5 million will be paid on June 30, 1998 and the remainder upon completion of the Transaction.

          In connection with the Stock Repurchase, the Company has received a commitment from First National Bank of Chicago, as an agent for a syndicate of lenders, for a credit facility (a "Bridge Facility") in the amount of $850 million. The Company intends to utilize the Bridge Facility to finance the Stock Repurchase and for other general corporate purposes. The Bridge Facility is expected to bear a floating interest rate at either the agent's base rate or the applicable LIBOR plus a margin based on the Company's public debt rating and will mature 364 days after the execution of definitive credit agreements (which is expected in July 1998). The Bridge Facility is also expected to contain covenants that, among other things: (a) restrict the Company's ability to (i) create liens on its properties; (ii) merge, consolidate or sell substantially all of its assets; (iii) engage in sale and leaseback transactions; and (iv) engage in transactions with its affiliates; and (b) require the Company to maintain a minimum consolidated net worth of $750 million. The Company plans to refinance the Bridge Facility using a combination of short-, medium- and long-term financing, which may include non-convertible trust preferred securities. This permanent financing may be at a higher weighted-average interest rate than the Bridge Facility.

The Stockholder Agreement

          On June 2, 1998, the Company and ARCO also entered into a Stockholder Agreement (the "Stockholder Agreement") pursuant to which the Company agreed, among other things, that ARCO would have the right to designate two individuals to be nominated by the Company for election to the Board of Directors, until such time as ARCO owns less than twenty percent of the Common Stock. ARCO currently holds six of the twelve seats on the Board of Directors, and intends, but is not obligated, to maintain representation on the Board of Directors proportional to its stock ownership. The Stockholder Agreement also provides that, until such time that ARCO owns less than twenty percent of the Common Stock, the Company will be required to cause a majority of the individuals whom the Company nominates for election to the Board of Directors who are not officers or employees of ARCO or ARCO nominees to be independent directors.

          In the Stockholder Agreement, the Company agreed to solicit the consent of its stockholders to the proposed amendment to the Certificate of Incorporation described in this Consent Solicitation Statement.

          In addition, under the Stockholder Agreement, until such time as ARCO is the owner of less than thirty percent of the Common Stock, the Company will be prohibited from issuing (other than issuances pursuant to stockholder-approved employee benefit plans) any shares of Common Stock, or any options, warrants, or other securities convertible into Common Stock, without the approval of ARCO or majority stockholder approval.

          During the period beginning on the closing date of the Offering and ending on the first anniversary thereof, to enable ARCO to maintain an ownership level of at least fifty percent of the Common Stock, the Company will be required to repurchase from the public one share of Common Stock for each share issued pursuant to employee benefits plans. The Stockholder Agreement provides that, commencing on such first anniversary date and until such time as ARCO owns less than thirty percent of the Common Stock, to the extent the Company issues in excess of an agreed number of shares of Common Stock pursuant to any employee benefit plan or otherwise to provide employee benefits, the Company will be obligated to repurchase an equivalent number of shares of Common Stock in the open market or in privately negotiated transactions. This purchase obligation would be triggered if, (i) during the first three twelve-month periods immediately following the first anniversary of the Offering, the Company issues in excess of 1,000,000 shares of Common Stock, in the aggregate, for employee benefit purposes or (ii) during the first 48-month period immediately following the first anniversary of the final closing date of the Offering, the Company issues in excess of 3,000,000 shares of Common Stock, in the aggregate, for such purposes.

          Under the Stockholder Agreement, ARCO will have certain rights to participate in any repurchase by the Company of shares of Common Stock that would cause ARCO's percentage ownership of the Company to become greater than fifty percent and cause ARCO to become obligated to include the results of operations, assets and liabilities of the Company in ARCO's consolidated financial statements.

          In addition, pursuant to the Stockholder Agreement, until such time that ARCO owns less than thirty percent of the Common Stock, unless approved by ARCO, the Company will be prohibited from (i) entering into any material agreement containing a change-of-control provision, that if triggered would give rise to any actual or potential event of default under any debt agreement or would otherwise have an adverse effect on the Company, other than employment or severance agreements and plans and debt agreements that contain change-of-control provisions that reflect in all material respects then-prevailing market terms for substantially comparable borrowers and debt or (ii) entering into any material agreement granting any party thereto or holder thereunder the right to vote for the election of directors of the Company. Any such change-of-control agreements will be required to be submitted to the Board of Directors for approval whether or not approved by ARCO.

          The Stockholder Agreement also provides that, until such time as ARCO owns less than twenty percent of the Common Stock, unless approved by ARCO or holders of a majority of the shares of Common Stock cast at any stockholders' meeting, the Company will be prohibited from (i) engaging in any recapitalization or other change in capital structure of the Company that would reduce ARCO's percentage ownership of Common Stock or ARCO's percentage voting power in connection with the election of the Board of Directors or (ii) amending the Company's By-Laws in any manner that diminishes the rights of any holder of Common Stock. ARCO will be permitted to assign these rights to a transferee that acquires shares from ARCO representing twenty percent or more of the Common Stock.

          All the rights of ARCO under the Stockholder Agreement described above will become effective upon, and are subject to, the consummation of the Transaction.

The Registration Rights Agreement

          On June 2, 1998, the Company and ARCO entered into a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which, if the Transaction is completed, ARCO will have the right to cause the Company to file, on up to seven occasions, a registration statement to register the sale of ARCO's Common Stock (a "demand registration"). In addition, subject to certain exceptions, at any time the Company is registering Common Stock or other equity securities, ARCO would have the right to cause the Company to include Common Stock of ARCO in such registration (a "piggyback registration"). Subject to certain limitations, ARCO may assign its rights with respect to two demand registrations and its rights with respect to piggyback registrations.

          ARCO has agreed to be responsible for all reasonable expenses incurred by the Company and ARCO in connection with the exercise of ARCO's demand registration rights (other than certain expenses relating to the inclusion of shares for the Company's own account). The Company would be responsible for all reasonable expenses incurred by the Company and ARCO in connection with any piggyback registration (other than the fees of any counsel, accountants or advisors retained by ARCO and other than underwriting discounts, fees and commissions and stock transfer taxes relating to ARCO's Common Stock).

          Pursuant to the Registration Rights Agreement, the Company, its executive officers and directors and ARCO have agreed to certain "lock-up" restrictions. The Company has also agreed in the Registration Rights Agreement to indemnify ARCO, any underwriters on behalf of ARCO and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Rights Plan

          Pursuant to the Stockholder Agreement, the Board of Directors of the Company approved a stockholder rights plan (the "Rights Plan"), to be effective upon the closing of the Offering. In connection with the Rights Plan, the Board of Directors has declared a dividend of one preferred share purchase right (a "Right") in respect of each share of Common Stock outstanding on a date to be determined by the Board. The Rights, which will have an initial exercise price (the "Purchase Price") of $250, will not become exercisable until the occurrence of the events described below.

          The Rights Plan provides, among other things and subject to certain exceptions, that, upon the acquisition by a person of beneficial ownership of twenty percent or more of the Common Stock, each Right other than those Rights owned by the acquiring person will become exercisable and will entitle its holder, among other things, to purchase shares of Common Stock or, if sufficient authorized shares of Common Stock are not then available, shares of Class A Junior Participating Preferred Stock (described below) from the Company at a fifty percent discount to the market price of the shares of Common Stock. In addition, in the event of certain merger, business combination or asset sale transactions after a person has acquired, or in connection with which, a person acquires, beneficial ownership of twenty percent or more of the Common Stock, the Rights, if not then already exercisable, will become exercisable, and each holder of a Right (except Rights which have been voided in accordance with the provisions of the Rights Plan) will thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the Purchase Price.

          Until such time as ARCO's ownership of Common Stock decreases to less than twenty percent of the Common Stock, the ownership and acquisition by ARCO of Common Stock will not cause the Rights to become exercisable. In addition, no transfer by ARCO of Common Stock will cause the Rights to become exercisable if such transfer is to any person who (i) acquires from ARCO in any one transaction beneficial ownership of Common Stock constituting at least twenty percent of the Common Stock; (ii) immediately after such acquisition, beneficially owns no more than fifty percent of the outstanding Common Stock; and (iii) in the case of a person beneficially owning five percent or more of the Common Stock prior to such acquisition, has given the Board of Directors at least 90 days' prior notice of its proposed acquisition of Common Stock from ARCO and the terms thereof and continues to own five percent or more of the Common Stock during such 90-day period (an "ARCO Transferee"). Additionally, the Rights will not become exercisable as a result of a purchase pursuant to a Qualifying Offer. "Qualifying Offer" means, generally, a tender or exchange offer by an ARCO Transferee for all the outstanding Common Stock in connection with which the ARCO Transferee (i) agrees not to consummate any transactions pursuant to the offer for at least 90 days from the commencement of the offer or, if the offer price is decreased, or any other material change is made to the terms of the offer, 90 days after the date of such change, (ii) has offered the same consideration to all holders of Common Stock and has obtained firm written commitments sufficient to fund any cash portion of the offer, (iii) causes a nationally recognized investment bank to deliver to the Company an opinion as to the fairness from a financial point of view, as of the date of the completion of the offer, of the consideration to be paid pursuant to the offer, and (iv) pays consideration per share having, on the date of the completion of the offer, a fair market value (as determined in good faith by the Board of Directors) at least equal to the greatest amount of consideration paid for any Common Stock purchased by the ARCO Transferee from ARCO within the two-year period prior to the commencement of the offer and having a cash component that is no less (proportionately) than the amount of cash, if any, paid to ARCO by such ARCO Transferee during such period.

          So long as ARCO or any ARCO Transferee owns twenty percent or more of the Common Stock, the Rights Plan may not be amended or modified in any material respect, and the Company may not adopt any other rights plan without the prior written approval of ARCO or the ARCO Transferee. ARCO has also agreed not to cause any amendment or modification to the Rights Plan that would have a material adverse effect on the protections afforded to stockholders other than ARCO.

          The Company will not be permitted to redeem or amend the Rights Plan to facilitate any merger or consolidation with or into, any sale of a material amount of the Company's assets to, or any offer or other transaction with, an ARCO Transferee unless or until the ARCO Transferee shall have purchased Common Stock pursuant to a Qualifying Offer. Once an ARCO Transferee has purchased Common Stock pursuant to a Qualifying Offer, any subsequent purchases of Common Stock by such ARCO Transferee are exempted from the dilutive effects of the Rights Agreement.

                                    THE
                                  PROPOSAL

                      APPROVAL OF THE AMENDMENT TO THE
                        CERTIFICATE OF INCORPORATION

          On June 2, 1998, the Board of Directors adopted resolutions declaring it advisable and in the best interests of the stockholders of the Company to amend, and submit to the stockholders of the Company a proposal to amend, Article IV of the Certificate of Incorporation (i) to authorize the creation of a class of 5,000,000 shares of Class A Preferred Stock, par value $.01 per share ("Class A Preferred Stock"), issuable only in respect of the exercise of rights under a stockholder rights plan duly adopted by the Board of Directors; (ii) to authorize the creation of a class of 250,000,000 shares of non-voting, non-convertible Class B Preferred Stock, par value $.01 per share ("Class B Preferred Stock"), issuable in one or more series upon terms to be determined by the Board of Directors; (iii) to authorize the creation of a class of 5,000,000 shares of Non-Voting Common Stock, par value $.01 per share ("Non-Voting Common Stock"), issuable only to one or more grantor trusts established by the Company for the purpose of funding employee benefit plan obligations or otherwise providing benefits or compensation to employees of the Company; and (iv) to provide that stockholders of the Company are not entitled to preemptive rights. A copy of the Certificate of Amendment setting forth the provisions of the proposed amendment is attached as Exhibit A hereto.

          If the  proposed  amendment is approved  and the  Transaction  is consummated,  the  Company's  capital  stock will  consist  of  510,000,000 shares, consisting of (i) 250,000,000 shares of Common Stock, (ii) 5,000,000 shares of Class A Preferred Stock, (iii) 250,000,000 shares of Class B Preferred Stock, and (iv) 5,000,000 shares of Non-Voting Common Stock. In addition, if the amendment is approved, the Certificate of Incorporation would provide that stockholders of the Company are not entitled to preemptive rights. The proposed amendment does not otherwise affect any terms of the Certificate of Incorporation.

Purpose and Effect of the Authorization of Class A Preferred Stock

          The Certificate of Incorporation does not currently authorize the issuance of Preferred Stock. As proposed to be amended, the Certificate of Incorporation will allow for the issuance of 5,000,000 shares of Class A Preferred Stock without further stockholder approval. Such shares may be issued only in respect of the exercise of rights under a stockholder rights plan duly approved by the Board of Directors. Subject to the foregoing, the Board of Directors will be authorized to provide for the issuance of shares of Class A Preferred Stock in one or more series and to fix the specific terms of the shares of each such series.

          In connection with the adoption of the Rights Plan, the Board of Directors intends to designate a series of Class A Preferred Stock to be referred to as Class A Junior Participating Preferred Stock. Each one-thousandth of a share of Class A Junior Participating Preferred Stock will have rights and entitlements (including with respect to voting, dividend and liquidation) substantially similar to those of one share of Common Stock and, in accordance with the terms of the Rights Plan, will be issuable upon the exercise of the Rights under the Rights Plan in the event that the Company does not then have a sufficient number of shares of Common Stock authorized for issuance upon such exercise and under certain other circumstances.

          If the proposed authorization of Class A Preferred Stock is not approved, in order to ensure that the Company had available sufficient number of shares for issuance upon exercise of the Rights, it would be necessary for the Board of Directors to reserve a substantial portion of the Company's existing authorized-but-unissued shares of Common Stock for issuance in connection with the Rights Plan. The Board of Directors believes the proposed authorization of Class A Preferred Stock is advisable and in the best interests of stockholders because it will ensure that the Company has sufficient number of shares authorized for issuance upon exercise of the Rights when, and in the event that, the Rights become exercisable, without the Board having to reserve any of the Company's existing authorized-but-unissued shares of Common Stock.

          The Rights may have the effect of discouraging, delaying or preventing a change of control of the Company or unsolicited acquisition proposals. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired.

Purpose and Effect of the Authorization of Class B Preferred Stock

          As proposed to be amended, the Certificate of Incorporation would also authorize the issuance of up to 250,000,000 shares of Class B Preferred Stock. Except as may be required by the DGCL or by any U.S. national securities exchange or quotation system on which such shares are listed or traded, the shares of Class B Preferred Stock will not have any voting rights, and in no event will shares of Class B Preferred Stock be convertible into shares of Common Stock. Subject to the foregoing and certain other limited exceptions, the Board of Directors will be authorized to provide for the issuance of shares of Class B Preferred Stock in one or more series and to fix the terms, including, without limitation, dividend, redemption and liquidation rights and preferences, if any, of the shares of each such series, without any further stockholder approval.

          The Board of Directors considers it advisable and in the best interests of stockholders that the Class B Preferred Stock be authorized, in order to increase the Company's financial flexibility. The Board believes that the complexity of modern business financing and acquisition transactions requires greater flexibility in the Company's capital structure than now exists. The Class B Preferred Stock would be available for issuance from time to time as determined by the Board of Directors for any proper corporate purpose. Such purposes might include, without limitation, issuance in public and private sales for cash as a means of obtaining additional capital for use in the Company's business and operations and issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or properties. The Company does not have, at present, any agreements, understandings, or arrangements which would result in the issuance of any shares of Class B Preferred Stock.

          It is not possible to state the precise effect of the authorization of the Class B Preferred Stock upon the rights of the holders of the Common Stock until the Board of Directors determines the terms of one or more series of the Class B Preferred Stock. However, such effect might include: (i) restrictions on dividends on Common Stock if dividends on the Class B Preferred Stock are in arrears; and (ii) the holders of Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the Class B Preferred Stock.

Purpose and Effect of the Authorization of Non-Voting Common Stock

          The proposed amendment to the Certificate of Incorporation would also authorize the issuance of up to 5,000,000 shares of Non-Voting Common Stock, without any further stockholder approval. The Non-Voting Common Stock would be issuable only to one or more grantor trusts (each a "GSOP") established by the Company for the purpose of funding employee benefit plan obligations or otherwise providing benefits or compensation to employees of the Company.

          The holders of shares of Non-Voting Common Stock will not be entitled to vote on any matter, except as may be required by law. Shares of Non-Voting Common Stock sold, transferred or otherwise disposed of by a GSOP will immediately and automatically convert into an equal number of shares of Common Stock, subject to adjustment for Common Stock dividends, splits, combinations or similar transactions. Except with respect to the voting rights of the Common Stock and the conversion rights of the Non-Voting Common Stock, the rights and entitlements of Common Stock and Non-Voting Common Stock are identical in all respects.

          If the Underwriters of the Offering do not exercise the Over-allotment Option in full, the Company intends to establish one or more GSOPs and issue to them up to 3,000,000 shares of Non-Voting Common Stock which are expected to be distributed by the GSOPs during the second, third and fourth years following the Transaction to satisfy the Company's obligations under employee benefit plans and to satisfy other employee benefit obligations. Whether or not the Over-allotment Option is exercised, the Non-Voting Common Stock would be available for issuance to one or more GSOPs if such issuance received the requisite Board approval.

          Shares held by a GSOP are not deemed to be outstanding under generally accepted accounting principles, but are deemed to be outstanding under Delaware law and entitled to dividends and other distributions of the Company. In general, when such shares are distributed by the GSOP to fund employee benefit plan obligations or otherwise to provide benefits or compensation to employees, the Company will be deemed to have funded the benefits or compensation directly for tax purposes (i.e., the Company would be entitled to a fair market value tax deduction for most benefits and a tax deduction equal to the spread between the fair market value of the stock and the strike price at the exercise date for distributions in respect of exercises of non-qualified options).

Purpose and Effect of the Elimination of Preemptive Rights

          Section 102(b)(3) of the DGCL states the general rule that no stockholder of a Delaware corporation is entitled to preemptive rights unless, and except to the extent, expressly granted in the certificate of incorporation; provided, however, that any preemptive rights in existence on July 3, 1967 remain in effect unless and until changed or terminated. Prior to July 3, 1967, the DGCL in effect provided that, unless otherwise provided in the certificate of incorporation, stockholders of a Delaware corporation were entitled to preemptive rights.

          The Company was originally incorporated by ARCO, then the holder of all of the Common Stock, on December 31, 1965. At that time and on July 3, 1967, the Certificate of Incorporation did not contain any provisions limiting or eliminating preemptive rights of stockholders. As such, on July 3, 1967, the Company's stockholders were entitled to preemptive rights. The Company has been advised by ARCO that, based upon the advice of ARCO's counsel, ARCO believes that such rights were eliminated pursuant to amendments to the Certificate of Incorporation effected by ARCO in 1987, as the sole stockholder of the Company prior to the Company's initial public offering, whereby 1,000 shares, par value $100 per share, were replaced by 250,000,000 shares of Common Stock, par value $1 per share, with the result that the new class of Common Stock thus created was not entitled to preemptive rights. Moreover, since the initial public offering of shares of Common Stock in October 1987, all dispositions of Common Stock by the Company have been in connection with the exercise of employee options or other employee benefit plans and have been from shares of treasury stock of the Company, and the Company has been advised by counsel that such dispositions do not entitle stockholders to preemptive rights. In addition, shares and other equity securities issued in connection with the initial public offering and certain of such employee benefits plans were approved by ARCO, the then 100% parent of the Company. Accordingly, whether or not preemptive rights have been eliminated, based on the advice of counsel, the Board of Directors believes no current or prior stockholder of the Company was or is entitled to preemptive rights in respect of any such issuance.

          The Board of Directors believes that preemptive rights do not serve the best interests of the stockholders, since the preemptive rights procedure involves considerable delay and substantial expense to the Company. For example, an underwritten public offering by the Company of newly issued equity securities for cash could be effected only by a rights offering to stockholders or by obtaining waivers of preemptive rights. Attempting to obtain waivers would involve uncertainty, considerable delay and substantial expense. The Board of Directors is of the opinion that the disadvantage of this loss of flexibility would outweigh any possible benefit to stockholders resulting from the existence of preemptive rights if they were to exist. Accordingly, the Board of Directors believes that it is in the best interests of the stockholders to amend the Certificate of Incorporation to expressly clarify that no preemptive rights attach to the Common Stock, and to the other classes of stock being authorized by the proposed amendments, in order to remove any uncertainty regarding whether future issuances of shares would be subject to preemptive rights.

                  VOTING SECURITIES AND PRINCIPAL HOLDERS

          The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock and ARCO's common stock ("ARCO Common Stock") as of February 1, 1998 of (i) each stockholder known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company in 1997, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                   NUMBER OF SHARES OF        PERCENT OF SHARES OF
                                                      COMMON STOCK                COMMON STOCK
NAMES AND ADDRESSES OF BENEFICIAL OWNERS           BENEFICIALLY OWNED          BENEFICIALLY OWNED
-----------------------------------------------   ---------------------      ----------------------

   Atlantic Richfield Company............             80,000,001(a)                  82.2
     515 South Flower Street
     Los Angeles, California  90071
   Archer-Daniels-Midland
    Company..............................              4,815,300(b)(c)                 5.0
     4666 Faries Parkway
     Decatur, Illinois  62526


(a)  Sole voting power, sole dispositive power.

(b) According to a Schedule 13D, dated June 13, 1991, filed with the Securities and Exchange Commission by Archer-Daniels-Midland Company ("ADM"), ADM has sole voting and sole dispositive power.

(c) In addition, according to the above-referenced Schedule 13D, M.L. Andreas, Senior Vice President of ADM, owns 17% of a corporation that owns 75,000 shares of Common Stock. Mr. Andreas also is reported as owning 600 shares of Common Stock in his own name.


                                                   NUMBER OF SHARES OF        PERCENT OF SHARES OF
                                                      COMMON STOCK                COMMON STOCK
NAMES OF BENEFICIAL OWNERS                        BENEFICIALLY OWNED(a)(b)   BENEFICIALLY OWNED(c)(d)
-----------------------------------------------   -------------------------  -------------------------

Walter F. Beran                                              8,453                           0
Anthony G. Fernandes                                         1,000                     254,386
Morris Gelb                                                 59,751                       6,478
Mark L. Hazelwood                                                0                      66,482
Alan R. Hirsig                                             223,804                       2,355
John H. Kelly                                                    0                      40,168
Marie L. Knowles                                               100                     115,755
James A. Middleton                                           2,485                     217,449
Robert J. Millstone                                         25,002                         237
Stephen R. Mut                                               1,000                      93,896
Frank Savage                                                 8,739(e)                        0
Marvin O. Schlanger                                        126,216                       1,164
Walter J. Tusinski                                          60,095                      27,920(f)
Donald R. Voelte, Jr.                                            0                      39,291
All directors and executive officers
  as a group, including those named above                  546,571(g)                  867,339(h)

(a) The amounts shown include shares of Common Stock held by the trustees of the ARCO Chemical Company Capital Accumulation Plan (the "Capital Accumulation Plan") and the ARCO Chemical Company Savings Plan (the "Savings Plan") for the accounts of participants. The amounts shown include shares of restricted Common Stock held under the ARCO Chemical Company Restricted Stock Plan for Outside Directors as follows: Mr. Beran, 6,453; Mr. Middleton, 1,485; and Mr. Savage, 8,639. Shares of restricted Common Stock include the right to vote and receive dividends.

(b) The amounts shown include shares that may be acquired within the 60-day period following February 1, 1998 through the exercise of stock options covering Common Stock as follows: Mr. Gelb, 57,200; Mr.
     Hirsig, 200,200; Mr. Millstone, 22,500; Mr. Schlanger, 117,100; Mr. Tusinski, 45,300; and all directors and all executive officers as a group (including those just named), 468,800.

(c) The amounts shown include shares of ARCO Common Stock held by the trustees of the Capital Accumulation Plan, the Savings Plan, and ARCO's Capital Accumulation and Savings Plan for the accounts of participants. The amounts shown include shares of restricted ARCO Common Stock granted under ARCO's 1985 Executive Long-Term Incentive Plan as follows: Mr. Fernandes, 3,240; Mr. Hazelwood, 842; Mr. Kelly, 968; Mrs. Knowles, 2,431; and Mr. Mut 1,202. Shares of restricted ARCO Common Stock include voting rights and the right to receive dividends.

(d) The amounts shown include shares of ARCO Common Stock that may be acquired within the 60-day period following February 1, 1998 through the exercise of stock options as follows: Mr. Fernandes, 205,903; Mr. Hazelwood, 52,861; Mr. Kelly, 33,334; Mrs. Knowles, 96,260; Mr. Middleton, 168,000; Mr. Mut, 74,241; Mr. Tusinski, 17,740; Mr. Voelte, 39,270; and all directors and nominees and all executive officers as a group (including those just named), 687,609. The amounts also include the following number of shares of ARCO Common Stock issuable in respect of the conversion of dividend share credits allocated to such options: Mr. Fernandes, 40,793; Mr. Hazelwood, 11,498; Mr. Kelly, 4,952; Mrs. Knowles, 15,983; Mr. Middleton, 49,449; Mr. Mut, 17,257;
     Mr. Tusinski, 7,428; and all directors and executive officers as a group, 147,360.

(e) The amount shown includes 100 shares subject to shared voting and investment power with spouse.

(f) The amount shown includes 354 shares subject to shared voting and investment power with spouse.

(g) The amount shown includes 100 shares subject to shared voting and investment power. Does not include 4,963 shares held for or by family members, as to which beneficial ownership is disclaimed.

(h) The amount shown includes 354 shares of ARCO Common Stock subject to shared voting and investment power. Does not include 10,300 shares held by spouses (two of whom are employees of ARCO) or adult children, as to which beneficial ownership is disclaimed.

                           SOLICITATION EXPENSES

          The expense of solicitating consents pursuant to the Consent Solicitation will be paid by the Company. Solicitations will be made primarily through the use of the mails. In addition, some of the officers and other employees of the Company may solicit consents personally, by telephone and by mail, if deemed appropriate. Brokers and nominees will be requested to obtain voting instructions from beneficial owners of stock registered in their names.

               STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

          Stockholder proposals intended to be presented at the 1999 Annual Meeting of the Stockholders of the Company must be received by December 22, 1998. Such proposals should be addressed to the Secretary.

                                        By order of the Board of Directors


                                        Robert J. Millstone, Esq.
                                        Vice President, General Counsel
                                          and Secretary

June __, 1998
Newtown Square, Pennsylvania

                                                               EXHIBIT A

                          CERTIFICATE OF AMENDMENT
                                     OF
                   RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                           ARCO CHEMICAL COMPANY

          ARCO Chemical Company, a corporation organized and existing under the laws of the State of Delaware (the "Company"), does hereby certify that:

FIRST: That the Board of Directors of the Company, at a meeting duly held, adopted resolutions setting forth, among other things, a proposed amendment to the Restated Certificate of Incorporation of the Company and declaring such amendment to be advisable and setting a record date for purposes of obtaining the written consent of stockholders of the Company to such amendment. The resolution setting forth the proposed amendment is as follows:

                    RESOLVED,  that  it is in  the  best  interest  of  the
               Company that the Restated Certificate of Incorporation of the Company be amended by changing Article IV thereof such that, as amended, Article IV shall read in its entirety as follows:

               "The total number of shares of capital stock which the Company shall have authority to issue is Five Hundred Ten Million (510,000,000) shares, consisting of Five Million (5,000,000) shares of class A preferred stock, $.01 par value per share ("CLASS A PREFERRED STOCK"), Two Hundred Fifty Million (250,000,000) shares of class B preferred stock, $.01 par value per share ("CLASS B PREFERRED STOCK"), Two Hundred Fifty Million (250,000,000) shares of common stock, $1.00 par value per share (the "COMMON STOCK"), and Five Million (5,000,000) shares of non-voting common stock, $.01 par value per share ("NON-VOTING COMMON STOCK"). No holder of shares of any class of capital stock of the Company shall be entitled to preemptive rights to subscribe to any additional issue of stock of the Company or to any security convertible into such stock.

                    "The Board of Directors  of the Company is  authorized,
               subject to limitations prescribed by law, to provide for the issuance of shares of Class A Preferred Stock in one or more series, to establish the number of shares to be included in each series, and to fix the designations, powers (including voting powers), preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof; provided, however, that shares of such class may be issued only pursuant to the exercise of rights under a stockholder rights plan duly adopted by the Board of Directors of the Company.

                    "The Board of Directors  of the Company is  authorized,
               subject to limitations prescribed by law, to provide for the issuance of shares of Class B Preferred Stock in one or more series, to establish the number of shares to be included in each series and to fix the designations, powers, (including voting powers to the extent contemplated by clause (i) below), preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof; provided, however, that shares of such class shall not be convertible, directly or indirectly, into shares of Common Stock or Non-Voting Common Stock and, except to the extent of the minimum voting power required (i) as a condition to listing such series on any national U.S. securities exchange or quotation system or (ii) by the General Corporation Law of the State of Delaware (the "DGCL"), shares of such class shall in no event be entitled to vote; provided, further, however, that the Board of Directors is not authorized to issue any series or shares of Class B Preferred Stock unless, in the judgment of the Board of Directors upon advice of legal counsel, it would not be treated as "stock" pursuant to Section 1504(a)(4) of the United States Internal Revenue Code, as amended from time to time (or any successor or additional section of the Internal Revenue Code dealing with the treatment of stock for purposes of determining whether a consolidated return may be filed), and any regulations issued thereunder.

                    "The Board of Directors  of the Company is  authorized,
               subject to limitations prescribed by law, to provide for the issuance of shares of Non-Voting Common Stock; provided, however, that shares of such class may be issued only to one or more grantor trusts established by the Company for the purpose of funding employee benefit plan obligations or otherwise providing benefits or compensation to employees of the Company (a "GSOP"). In the event of any sale, transfer or other disposition (a "Transfer") of shares of Non-Voting Common Stock by a GSOP, such shares shall immediately and automatically be converted into an equal number of shares of Common Stock. Notwithstanding the foregoing, if the Company shall (i) pay a dividend or make a distribution on or in respect of the Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue by reclassification of its shares of Common Stock other securities of the Company, then the number of shares of Common Stock into which a share of Non-Voting Common Stock will convert upon Transfer by a GSOP shall be adjusted so that the transferee of such Non-Voting Common Stock shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Company which such transferee would have been entitled to receive after the happening of any of the events described above, had such Non-Voting Common Stock been converted into Common Stock immediately prior to the happening of such event or any record date with respect thereto. All such adjustments shall be cumulative.

                    "Each  holder  of  shares  of  Common  Stock  shall  be
               entitled to one vote for each share of Common Stock held of record on the books of the Company. Except as otherwise required by law, the Non-Voting Common Stock shall not be entitled to vote on any matter, including the increase or decrease of the number of authorized shares of Non-Voting Common Stock. Except with respect to voting rights of the Common Stock and the conversion rights of the Non-Voting Common Stock, the rights and entitlements of Common Stock and Non-Voting Common Stock shall be identical in all respects.

                    "Upon the Transfer of shares of Non-Voting Common Stock
               by a GSOP, the holder of the converted shares shall be entitled to surrender the certificate or certificates that, prior to such conversion, represented the Non-Voting Common Stock and promptly after the surrender of such certificates, the Company shall issue and deliver in accordance with the surrendering holder's instructions (a) the certificate or certificates representing the Common Stock into which such shares of Non-Voting Common Stock were converted and (b) a certificate representing any Non-Voting Common Stock which was represented by the certificate or certificates delivered to the Company in connection with such conversion but which was not converted.

                    "The  issuance of  certificates  for Common  Stock upon
               conversion of Non-Voting Common Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of Common Stock.

                    "The  Company  shall  at all  times  reserve  and  keep
               available out of its authorized-but-unissued shares of Common Stock, solely for the purpose of the conversion of the Non-Voting Common Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Non-Voting Common Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any national U.S. securities exchange or quotation system upon which shares of Common Stock may be listed (except for official notice of issuance which will be immediately transmitted by the Company upon issuance)."

SECOND: That, thereafter, pursuant to a resolution of the Board of Directors of the Company, stockholders of the Company holding the necessary number of shares as required by statute approved the amendment pursuant to an action by written consent in accordance with Section 228 of the DGCL.

THIRD: That the amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

          IN WITNESS WHEREOF, ARCO Chemical Company has caused this certificate to be signed by its President and Chief Executive Officer this day of _____________, 1998.



                                              ARCO CHEMICAL COMPANY

                                              By:
                                                 -------------------------
                                                     Name
                                                     Title

ARCO CHEMICAL COMPANY                                    CONSENT FORM

           CONSENT SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned, a stockholder of record of ARCO Chemical Company (the "Company") as of the close of business on June 9, 1998, hereby takes the following action, with respect to all stock of the Company held by the undersigned, in connection with the solicitation by the Board of Directors of the Company of written consents, pursuant to Section 228 of the Delaware General Corporation Law, to the amendment of the Restated Certificate of Incorporation of the Company described in the Company's Consent Solicitation Statement, dated June __, 1998, without a meeting:

                   (Place an "X" in the appropriate box)

           CONSENT    [ ]     CONSENT WITHHELD [ ]     ABSTAIN [ ]

          If no box is marked with respect to the action described above, the undersigned will be deemed to have consented to the proposed amendment.

                               Dated:                                , 1998
                                      -------------------------------

                               --------------------------------------------
                                                               Signature(s)

                               Please   sign  as   registered   and  return
                               promptly   in   the    enclosed    envelope.
                               Executors, trustees and others signing in a representative capacity should include their names and the capacity in which they sign.